Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Hugin his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements and any and all amendments (including post-effective amendments) thereto relating to the registration of securities of Celgene Corporation (the “Corporation”) on Form S-8 covering up to 9,000,000 additional shares of common stock, par value $0.01 per share, of the Corporation available for issuance pursuant to awards under the Corporation’s 2008 Stock Incentive Plan (Amended and Restated as of April 17, 2013), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard W. Barker, D.Phil.	Director	October 16, 2013
Richard W. Barker, D.Phil.

/s/ Michael D. Casey	Director	October 16, 2013
Michael D. Casey

/s/ Carrie S. Cox	Director	October 16, 2013
Carrie S. Cox

/s/ Rodman L. Drake	Director	October 16, 2013
Rodman L. Drake

/s/ Michael A. Friedman, M.D.	Director	October 16, 2013
Michael A. Friedman, M.D.

/s/ Gilla Kaplan, Ph.D.	Director	October 16, 2013
Gilla Kaplan, Ph.D.

/s/ James J. Loughlin	Director	October 16, 2013
James J. Loughlin

/s/ Ernest Mario	Director	October 16, 2013
Ernest Mario